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                                                                    EXHIBIT 12.1

        STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                              THREE MONTHS ENDED
                                      YEARS ENDED DECEMBER 31,                     MARCH 31,
                          -------------------------------------------------   -------------------
                            1998      1999      2000       2001      2002       2002       2003
                          --------   -------   -------   --------   -------   --------   --------
(Loss) Income from
  continuing operations.  $(10,905)  $(7,623)  $(3,159)  $(26,037)  $ 2,041   $ 4,928    $ 6,615
Add fixed charges.......    35,915    31,905    29,117     32,055    33,893     8,283      8,611
                          --------   -------   -------   --------   -------   -------    -------
Earnings (as defined)...  $ 25,010   $24,282   $25,958   $  6,018   $35,934   $13,211    $15,226
                          ========   =======   =======   ========   =======   =======    =======
Fixed charges:
  Interest expense......  $  7,363   $ 6,299   $ 5,442   $  5,981   $ 4,690   $ 1,177    $ 1,234
  Amortization of debt
     issuance costs.....       306       289       172        197       258        51         78
  Estimated interest
     component of rent
     expenses...........    28,246    25,317    23,503     25,877    28,945     7,055      7,299
                          --------   -------   -------   --------   -------   -------    -------
Total fixed charges:....  $ 35,915   $31,905   $29,117   $ 32,055   $33,893   $ 8,283    $ 8,611
                          ========   =======   =======   ========   =======   =======    =======
Ratio of earnings to
  fixed charges(1)......        --        --        --         --      1.06x     1.59x      1.77x
Deficiency in earnings
  to cover fixed
  charges(1)............   $10,905   $ 7,623   $ 3,159   $ 26,037        --        --         --

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(1)      The "ratio of earnings to fixed charges" represents earnings divided by fixed charges, as defined in the following paragraph. The "deficiency" represents the amount of fixed charges in excess of earnings.

         For purposes of computing the ratio of earnings to fixed charges, earnings consist of earnings (loss) from continuing operations before income taxes and change in accounting principle plus fixed charges. Fixed charges consist of interest expense, amortization of debt issuance costs, and one-third of rent expense, which is deemed to be representative of interest expense.